Exhibit (k)(4)

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of [  ], 2016 (the “Effective Date”) by and between CION Investment Group, LLC, a Delaware limited liability company (the “Licensor”), CION Ares Management, LLC (“CAM”) and CION Ares Diversified Credit Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund” and collectively with CAM, the “Licensees”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensor is the owner of the trade name “CION” (the “Licensed Mark”) throughout the world (the “Territory”) for services including investment advisory services.

WHEREAS, the Fund is a newly organized closed-end management company registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, pursuant to that certain investment advisory agreement dated as of [ ], 2016 between CAM, an affiliate of Licensor, and the Fund (the “Advisory Agreement”), the Fund has engaged CAM to act as the investment adviser to the Fund; and

WHEREAS, the Licensees desire to use the Licensed Mark in connection with the operation of their business in connection to the Fund (the “Fund Services”), and Licensor is willing to permit the Licensees to use the Licensed Mark solely in conjunction with the Fund Services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensees and the Licensees hereby accept from Licensor, a personal, worldwide, non-exclusive, non-transferable, royalty-free right and license to use the Licensed Mark solely and exclusively (a) as an element of the Fund’s own company name, (b) in connection with the Fund, and (c) in conjunction with the Fund Services. Except as provided above, neither the Licensees nor any affiliate, owner, trustee, officer, employee, or agent thereof shall otherwise use or sublicense the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion.

a)	The Licensed Mark shall remain the exclusive property of Licensor and nothing in this Agreement shall give the Licensees any right or interest in the Licensed Mark except the license expressly granted in this Agreement.

b)	The Licensees shall not use the Licensed Mark or any similar trademarks, service marks or trade names for any services other than the Fund Services, and the Licensees shall not use the Licensed Mark or any similar trademarks, service marks or trade names except pursuant to this Agreement.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with the Licensees’ business in any manner.

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ARTICLE 2

OWNERSHIP

2.1 Ownership. The Licensees acknowledge and agree that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. During the term of this Agreement or any time thereafter, the Licensees shall not contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark or the validity or enforceability of the Licensed Mark, or knowingly assist any third party to do any of the above. The Licensees shall not register or attempt to register the Licensed Mark or any derivative thereof or any mark that is confusingly similar to the Licensed Mark as a trademark or domain name of otherwise.

2.2 Goodwill. All goodwill and reputation generated by the Licensees’ use of the Licensed Mark shall inure to the benefit of Licensor. The Licensees shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, no party may use any trademark or service mark of another party without that party’s prior written consent, which consent shall be given in that party’s sole discretion. To the extent any rights in and to the Licensed Mark are deemed to accrue to the Licensees pursuant to this Agreement or otherwise, the Licensees hereby irrevocably assign any and all such rights, at such time as they may be deemed to accrue, to Licensor.

ARTICLE 3
COMPLIANCE

3.1 Quality Control. In order to preserve the inherent value of the Licensed Mark, the Licensees agree to ensure that they maintain the quality of the Licensees’ businesses and the operations thereof equal to the standards prevailing in the operation of Licensor’s and Licensees’ business as of the date of this Agreement. The Licensees further agree to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor, or as may be agreed to by Licensor and the Licensees from time to time in writing.

a)	From time to time as requested by Licensor, the Licensees shall promptly provide to Licensor, at the Licensees’ expense, a sample of all materials produced by the Licensee showing the Licensees’ use of the Licensed Mark, for the purpose of inspecting the quality of such material.

b)	If Licensor determines in its sole discretion that any material aspect of the Fund Services or the Licensees’ use of the Licensed Mark does not comply with Licensor’s quality standards or is otherwise in violation of this Agreement, then Licensor shall notify the Licensees in writing specifying such deficiencies in reasonable detail, and the Licensees must correct such deficiencies as the Licensor directs at the Licensees’ expense.

3.2 Registration. The Licensees shall, at Licensor’s expense, execute any and all documents necessary and sufficient to permit Licensor to register the Licensed Mark in conjunction with the Fund Services throughout the world.

3.3 Compliance With Laws. The Licensees agree that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify Licensor of any action that must be taken by the Licensees to comply with such law, rules, regulations or requirements. The Licensees shall use the Licensed Mark with all notices and legends required by any such law, rule, regulation, or requirement.

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3.4 Notification of Infringement. Each party shall promptly notify the other parties and provide to the other parties all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory. Licensor, in its sole discretion, shall determine whether to take any action with respect to any such registration, application, infringement, imitation, or illegal use or misuse, and, at Licensor’s request and expense, the Licensees shall cooperate with Licensor in any such action that it undertakes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other parties as follows:

a)	Due Authorization. Such party is a corporation or statutory trust, as applicable, duly organized and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

b)	Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

c)	No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2  Licensor makes no representation or warranty to the Licensees with respect to Licensor’s right to use and/or license the Licensed Mark.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement shall expire (i) upon expiration or termination of the Advisory Agreement in accordance with its terms; (ii) immediately if CAM ceases to serve as investment adviser to the Fund; iii) immediately if Licensor or an affiliate ceases to be a member of CAM or sub-adviser of the Fund; or (iv) by Licensor or with respect to a certain Fund, upon sixty (60) days’ written notice by such party to the other parties.

5.2 Upon Termination. Upon expiration or termination of this Agreement, all rights granted to the Licensees under this Agreement with respect to the Licensed Mark shall cease, and the Licensees shall immediately discontinue use of the Licensed Mark. For 12 months following termination of this Agreement, the Licensees shall specify on all public-facing materials in a prominent place and in prominent typeface that the Licensees are no longer operating under the Licensed Mark and are no longer associated with Licensor.

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ARTICLE 6

MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by a party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by a party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor. Other than as specifically provided in this Agreement, no party shall have, or shall represent that it has, any power, right or authority to bind another party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Licensor:	If to the Licensees:
CION Investment Group, LLC 3 Park Avenue, 36th Floor New York, NY 10019	CION Ares Diversified Credit Fund 3 Park Avenue, 36th Floor New York, NY 10019	CION Ares Management, LLC 3 Park Avenue, 36th Floor New York, NY 10016

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of a party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

CION Investment Group, LLC

By:

Name:
Title:

_______________________________

LICENSEES:

cion Ares Management, LLC

By:

Name:
Title:

_______________________________

CION Ares Diversified Credit Fund

By:

Name:
Title:

_______________________________

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